Exhibit 99.1

NEWS RELEASE Contact: Jesse Ngoo Phone Number: 817-845-2622 Email: jesse.ngoo@fleishman.com

GLOBALSCAPE® ACQUIRES INNOVATIVE MOBILE FILE SHARING COMPANY TAPPIN™

Strategic acquisition strengthens offerings with anywhere, anytime secure file and data sharing

SAN ANTONIO, Texas — Dec. 5, 2011—GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions for businesses and consumers, today announced that the company has expanded its capabilities by acquiring privately-held, Seattle-based mobile file sharing innovator TappIn, Inc., formerly known as HomePipe Networks, Inc.

Founded in 2009, TappIn allows users to instantly access and securely share all files stored on an office or home computer from any web browser and all popular mobile devices, including Apple iPhone® and iPad®, Google® Android™ and Windows® Phone. The service will be known as TappIn™ by GlobalSCAPE®, offering its worldwide customer base an easy, secure method to access and share documents, photos, videos, and music across multiple devices, regardless of time or location.

“Combining GlobalSCAPE’s leadership in secure information exchange with TappIn’s strength in secure digital content mobility allows us to deliver a powerful solution for consumers and businesses,” said GlobalSCAPE CEO Jim Morris. “Through this acquisition, GlobalSCAPE continues to remove barriers between users and their content, stored in multiple locations, while maintaining privacy and security regardless of the device being used. There has been explosive growth in tablet and smartphone sales in recent years, and we expect this trend to continue, driving strong market demand for the TappIn solution.”

“We are excited to join with a strong, global market leader like GlobalSCAPE,” said TappIn president Chris Hopen. “We share a common vision that people need a trusted solution for securely accessing and sharing digital content, regardless of where their content resides. GlobalSCAPE is a great fit for TappIn, and I’m confident this relationship puts the company in an excellent position for continued growth.”

With TappIn by GlobalSCAPE, users can safely access data directly from most operating systems, platforms, and mobile devices. This eliminates the need for uploading, syncing, or paying for additional cloud storage. The TappIn service securely accesses the user’s existing storage devices, allows sharing files of any size, and provides encryption to safeguard content.

“Our goal is to enable users to focus on what they want to do rather than the technology behind it,” said Morris. “Instead of requiring that all data be stored in a central location, the TappIn service allows users to store the data where they want it and access it when and where they need it.”

“There is a proliferation of ways to move music, pictures, videos, and documents to cloud services for sharing our content across devices and with other people,” according to Maureen Fleming, vice president of IDC’s business process management and middleware research. “It often makes more sense to provide access without worrying about moving your content to the cloud.”

Transaction Details

GlobalSCAPE paid $9 million in cash for TappIn at closing on December 2, 2011. TappIn’s stockholders can receive an additional $8 million over the next three years if specific revenue and solution development targets are achieved.

TappIn will operate as a wholly-owned subsidiary of GlobalSCAPE. All TappIn employees will remain in Seattle. TappIn executives Chris Hopen, Parvez Anandam, Doug Wheeler, and Andrew Tull will remain with GlobalSCAPE in senior leadership roles.

“Chris, Parvez, Doug, and Andrew’s extensive security background with SSL and VPN technologies aligns with GlobalSCAPE’s vision of secure information exchange,” said Morris. “Their considerable experience in developing software-as-a-service and mobile solutions will accelerate our growth.”

Additional Information

Additional information on the acquisition, including frequently asked questions, is available on the GlobalSCAPE website at www.globalscape.com/company/ir.aspx. In addition, GlobalSCAPE will be filing SEC-required documents by the end of today, December 5, 2011.

About GlobalSCAPE

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE Amex: GSB) is a leading provider of software and services that enable its customers to exchange information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® software, GlobalSCAPE has been helping businesses and consumers—including 15,000 companies in more than 150 countries—facilitate cost-effective secure information exchange. GlobalSCAPE and its managed file transfer solutions have been recognized by Gartner Group, Computerworld, Network Products Guide, and Deloitte’s Technology Fast 500. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

About TappIn

TappIn by GlobalSCAPE solves a real problem that millions have today—how to easily and securely access and share documents, pictures, videos and music anytime, anywhere. From the office, at home, or on the road, customers can “Tapp In” to their files, stored in multiple locations, using any web browser and most Internet-enabled mobile devices (including Apple iPhone® and iPad®, Google® Android™ and Windows® Phone). TappIn removes the need for uploading, syncing, or paying for additional cloud storage. For more information, visit www.TappIn.com or follow the Facebook, blog, and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2010 calendar year, filed with the Securities and Exchange Commission on March 29, 2011.